Schedule 13 G


Item 1         (a)  EQK Realty Investors
          (b)  5775 Peachtree Dunwoody Rd., Suite 200D
               Atlanta, GA  30342


Item 2         (a)  Corbyn Investment Management, Inc., et al.
          (b)  Suite 108
               2330 W. Joppa Road
               Lutherville, Maryland  21093
          (c)  Incorporated in the State of Maryland
          (d)  Shares of Beneficial Interest
          (e)  268820107


Item 3    (h)  The filer is a group consisting of an Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940 and an Investment Company registered under Section
               8 of the Investment Company Act.


Item 4    (a)  648,500 shares
          (b)  7.00%
          (c)  (i) Sole power to vote or direct the vote of all 648,500 shares
               (iii) Sole power to dispose of or direct the disposition of all 648,500 shares


Item 5    N/A


Item 6    N/A


Item 7    N/A


Item 8    (a)  The group consists of an Investment Adviser registered under
               Section 203 of the Investment Advisers Act of 1940 (IA) and an Investment Company registered under Section 8 of the Investment Company Act (IV).


Item 9    N/A

                               Schedule 13 G




Ite       (a)  EQK Realty Investors
          (b)  5775 Peachtree Dunwoody Rd. Suite 200D
               Atlanta, GA  30342


Item 2    (a)  Corbyn Investment Management, Inc.
          (b)  Suite 108
               2330 W. Joppa Road
               Lutherville, Maryland  21093
          (c)  Incorporated in the State of Maryland
          (d)  Shares of Beneficial Interest
          (e)  268820107


Ite       (e)  The filer is an Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940.


Item 4    (a)  167,500 shares
          (b)  1.81%
          (c)  (i) Sole power to vote or direct the vote of all 167,500 shares
               (iii) Sole power to dispose of or direct the disposition of all 167,500 shares


Item 5    N/A


Item 6    N/A


Item 7    N/A


Item 8    N/A


Item 9    N/A

                               Schedule 13 G




Item 1   (a)  EQK Realty Investors
         (b)  5775 Peachtree Dunwoody Rd., Suite 200D
              Atlanta, GA  30342

Item 2   (a)  Greenspring Fund, Inc.
         (b)  Suite 110
              2330 W. Joppa Road
              Lutherville, Maryland  21093
         (c)  Incorporated in the State of Maryland
         (d)  Shares of Beneficial Interest
         (e)  268820107


Item 3   (d)  The filer is an Investment Company registered under Section 8 of the Investment Company Act.


Item 4   (a)  481,000 shares
         (b)  5.19%
         (c)  (i) Sole power to vote or direct the vote of all 481,000 shares
              (iii) Sole power to dispose of or direct the disposition of all 481,000 shares


Item 5    N/A


Item 6    N/A


Item 7    N/A


Item 8    N/A


Item 9    N/A

Item 10 By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date February 20, 1997


Signature:  Charles vK Carlson, President


Name/Title: Charles vK Carlson, President

CUSIP No.  268820107     13G


1.  Name of Reporting Person
    SS Identification No. of Above Person

    Corbyn Investment Management, Inc. et al n/a

2.  Check The Appropriate Box If A Member Of A Control Group (a) [x]
                               (b) [ ]

3.  SEC Use Only

4.  Citizenship or Place of Organization

    Suite 108  2330 W. Joppa Rd.
    Lutherville, MD  21093

Number of Shares Beneficially Owned By Each Reporting Person With

5.  Sole Voting Power
    648,500

6.  Shared Voting Power

7.  Sole Dispositive Power
    648,500

8.  Shared Dispositive Power


9.  Aggregate Amount Beneficially Owned By Each Reporting Person
    648,500

10. Check Box if the Aggregate Amount in Row (9) Excludes
    Certain Shares [ ]

11.  Percent Of Class Represented By Amount In Row 9
     7.0%

12.  Type Of Reporting Person
     00- Group Consisting of IA and IV

CUSIP No.  268820107     13G


1.  Name of Reporting Person
    SS Identification No. of Above Person

    Corbyn Investment Management, Inc.
    52-0964322

2.  Check The Appropriate Box If A Member Of A Control Group (a) [x]
                               (b) [ ]

3.  SEC Use Only

4.  Citizenship or Place of Organization

    Suite 108  2330 W. Joppa Rd.
    Lutherville, MD  21093

Number of Shares Beneficially Owned By Each Reporting Person With

5.  Sole Voting Power
    167,500

6.  Shared Voting Power

7.  Sole Dispositive Power
    167,500

8.  Shared Dispositive Power


9.  Aggregate Amount Beneficially Owned By Each Reporting Person
    167,500

10. Check Box if the Aggregate Amount in Row (9) Excludes
    Certain Shares [ ]

11. Percent Of Class Represented By Amount In Row 9
    1.81%

12. Type Of Reporting Person
    IA

CUSIP No.  268820107     13G


1.  Name of Reporting Person
    SS Identification No. of Above Person

    Greenspring Fund, Inc.
    52-1267740

2.  Check The Appropriate Box If A Member Of A Control Group (a) [x]
                               (b) [ ]

3.  SEC Use Only

4.  Citizenship or Place of Organization

    Suite 110  2330 W. Joppa Rd.
    Lutherville, MD  21093

Number Of Shares Beneficially Owned By Each Reporting Person With

5.  Sole Voting Power
    481,000

6.  Shared Voting Power

7.  Sole Dispositive Power
    481,000

8.  Shared Dispositive Power

9.  Aggregate Amount Beneficially Owned By Each Reporting Person
    481,000

10. Check Box if the Aggregate Amount in Row (9) Excludes
    Certain Shares [ ]

11. Percent Of Class Represented By Amount In Row 9
    5.19%

12. Type Of Reporting Person
    IV